Exhibit 10.1

TERM LOAN AGREEMENT
Dated as of October 27, 2010
among
QUIKSILVER AMERICAS, INC.,
as Borrower
QUIKSILVER, INC.,
as a Guarantor
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
and
The Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Bookrunner

SCHEDULES
1.01	Subsidiary Guarantors
2.01	Commitments and Applicable Percentages
4.01(a)(x)	Closing Date Security Documents
4.01(a)(xi)	Other Closing Date Loan Documents
5.01	Loan Parties’ Organizational Information
5.05	Material Liabilities or Obligations
5.17	Capitalization
5.21	Insurance
5.23	Deposit Accounts
5.25	Material Contracts
6.16	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03(a)	Existing Indebtedness
7.10	Contractual Obligations
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A	Form of Conversion/Continuation Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Facility Guaranty
F	Form of Security Agreement
G	Form of Intellectual Property Security Agreement
H	Form of Pledge Agreement
I	Form of Copyright Security Agreement
J	Form of Patent Security Agreement
K	Form of Trademark Security Agreement

TERM LOAN AGREEMENT
          This TERM LOAN AGREEMENT is entered into as of October 27, 2010, among QUIKSILVER AMERICAS, INC., a California corporation (the “Borrower”); QUIKSILVER, INC., a Delaware corporation (the “Parent”); each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.
          The Borrower has requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to provide a term loan facility on the terms and conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “ABL Agent” means Bank of America, N.A., in its capacity as administrative agent for the lenders under the ABL Credit Agreement, together with any successor agent.
          “ABL Credit Agreement” means that certain Credit Agreement dated as of July 31, 2009 among the Borrower, the other borrowers party thereto, the Parent, the other guarantors party thereto, the lenders party thereto, the ABL Agent, Bank of America, N.A. and General Electric Capital Corporation, as co-collateral agents, and the other agents party thereto, as amended by the First Amendment to Credit Agreement, dated as of August 27, 2010, and as further amended, restated, supplemented or otherwise modified, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.
          “ABL Facility” means the credit facilities made available pursuant to the ABL Credit Agreement.
          “ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as July 31, 2009, among the ABL Agent, Rhone Group L.L.C., as administrative agent for the lenders under the Existing Domestic Credit Agreement, Rhone Group L.L.C., as administrative agent for the lenders under the Euro Term Loan Credit Agreement, and Rhone Group L.L.C., in its capacity as collateral sub-agent for the lenders under the Existing Domestic Credit Agreement and the Euro Term Loan Credit Agreement, and the joinder thereto pursuant to which the Administrative Agent and Collateral Agent have become party thereto.
          “ABL Loan Documents” means any and all documents executed in connection with the ABL Credit Agreement.
          “Acquisition” means, with respect to any Person, (a) an investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person,

(c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of Store locations of any Person (which, for the avoidance of doubt, shall exclude lease improvements and Store build-outs) for which the aggregate consideration payable in connection with such acquisition is $5,000,000 or more in any single transaction or $10,000,000 or more in the aggregate during the term hereof, in each case in any transaction or group of transactions which are part of a common plan.
          “Adjusted LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.
          “Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent” means each of the Administrative Agent and the Collateral Agent, and collectively, the “Agents”.
          “Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $20,000,000.
          “Agreement” means this Term Loan Agreement.
          “Americas Consolidated” means, when used to modify a financial term, test, statement, or report of the Parent, the application or preparation of such term, test, statement or report (as applicable) based upon the financial condition or operating results of the Parent and the Americas Subsidiaries, calculated or prepared (as the case may be) as if such entities were a consolidated group.
          “Americas Consolidated EBITDA” means, at any date of determination, an amount equal to Americas Consolidated Net Income for the most recently completed Measurement Period, plus (a) without duplication and to the extent deducted in calculating such Americas Consolidated Net Income, the sum of: (i) Americas Consolidated Interest Charges for such Measurement Period, (ii) the provision for federal, state, local and foreign income Taxes for such Measurement Period, (iii) amounts attributable to depreciation and amortization expense for such Measurement Period, (iv) all non-cash charges, expenses or losses, including any impairment charge or write-off of assets (other than the write-off or write-down of current assets) pursuant to GAAP, (v) any non-cash stock compensation expenses, (vi) costs, fees and expenses in connection with the Loan Documents and the ABL Facility and the other transactions occurring on or about the Closing Date, (vii) costs, fees and expenses in connection with any

Acquisition or Disposition permitted hereunder and occurring after the Closing Date, (viii) any expenses or charges incurred in connection with any issuance (or proposed issuance) of Indebtedness or Equity Interests or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification (or proposed amendment or modification) of any Indebtedness, and (ix) non-recurring costs, fees and expenses of restructuring advisors, in each case of or by the Parent and the Americas Subsidiaries for such Measurement Period, minus (b) without duplication all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Americas Consolidated Net Income pursuant to clause (a)(iv) above in respect of a previous Measurement Period. For the purposes of calculating Americas Consolidated EBITDA for any Measurement Period, (i) the Americas Consolidated EBITDA of any Person acquired by the Parent or its Americas Subsidiaries during such Measurement Period shall be included on a pro forma basis for such period (assuming the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such Measurement Period, but excluding any adjustments giving effect to expected costs savings or synergies), and (ii) the Americas Consolidated EBITDA of any Person Disposed of by the Parent or its Americas Subsidiaries during such Measurement Period shall be excluded for such Measurement Period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).
          “Americas Consolidated Interest Charges” means, for any Measurement Period and without duplication, the sum of (a) all interest expense, premium payments amortization, debt discount amortization, fees amortization, charges and related expenses amortization, in each case to the extent treated as interest expense in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or net gains under Swap Contracts to the extent such net costs or net gains are allocable to such period, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Parent and its Americas Subsidiaries for the most recently completed Measurement Period, all as determined on an Americas Consolidated basis.
          “Americas Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Americas Subsidiaries for the most recently completed Measurement Period, all as determined on an Americas Consolidated basis in accordance with GAAP (other than with respect to standards requiring or otherwise related to inclusion of Subsidiaries other than Americas Subsidiaries); provided, however, that there shall be excluded (a) items classified as unusual, non-recurring or extraordinary gains or losses (and the tax effects of such items) for such Measurement Period, (b) gains and losses realized upon the sale or other disposition of any property that is not sold or otherwise disposed of in the ordinary course of business (and the tax effects of such sale), (c) the cumulative effect of a change in accounting principles, (d) the income (or loss) of such Person which is not a Loan Party or a Subsidiary during such Measurement Period in which any other Person has a joint interest with a Loan Party or any of its Subsidiaries, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, and (e) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries.
          “Americas Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of Americas Consolidated EBITDA for the most recently completed Measurement Period minus (ii) Capital Expenditures paid in cash during such Measurement Period minus (iii) the aggregate amount of Federal, state, local, provincial, territorial, municipal and foreign income taxes paid in cash during such Measurement Period (net of federal, state, local, provincial, territorial, municipal and foreign income tax refunds received in cash during such Measurement Period) to (b) the sum of (i) Debt Service Charges for

such Measurement Period plus (ii) the aggregate amount of all Restricted Payments paid in cash by the Parent during such Measurement Period, in each case, of or by the Parent and the Americas Subsidiaries (other than clause (b)(ii) above), and determined on an Americas Consolidated basis, in accordance with GAAP, as applicable.
          “Americas Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Americas Consolidated EBITDA for the most recently completed Measurement Period to (b) Americas Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period, in each case, of or by the Parent and the Americas Subsidiaries, and determined on an Americas Consolidated basis, in accordance with GAAP, as applicable. For all calculations of the Americas Interest Coverage Ratio during the first year following the First Amendment Effective Date (as defined in the ABL Credit Agreement), Americas Consolidated Interest Charges relating to the Term Loans (as defined in the ABL Credit Agreement) shall be calculated based on the amount of cash interest that would have been expended had the Term Loans (as defined in the ABL Credit Agreement) been at a $20,000,000 principal balance for the applicable Measurement Period or, if less, the actual principal amount of Term Loans (as defined in the ABL Credit Agreement) outstanding during such Measurement Period or any portion thereof.
          “Americas Leverage Ratio” means, as of any date of determination, the ratio of (a) without duplication, the aggregate outstanding principal amount of all Indebtedness of the Parent and its Americas Subsidiaries described in clauses (a), (b), (d), (e), (f), (g) and (h) of the definition of “Indebtedness” on such date, determined on an Americas Consolidated basis, to (b) Americas Consolidated EBITDA for the most recently ended Measurement Period.
          “Americas Subsidiaries” means, collectively, (a) each direct or indirect Domestic Subsidiary of the Parent, and (b) each Canadian Subsidiary.
          “Applicable Margin” means the per annum percentages set forth in the pricing grid below:

Applicable Margin for LIBO Rate Loans	Applicable Margin for Prime Rate Loans
5.00%	4.00%
          “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) obtained by dividing (x) the outstanding principal balance of such Lender’s Loans by (y) the aggregate outstanding principal balance of the Loans of all Lenders.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) a Lender Affiliate of a Lender or (c) an entity or Lender Affiliate of an entity that administers or manages a Lender.
          “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section

10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation (other than any Capital Lease Obligation), the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.
          “Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended October 31, 2009, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.
          “Availability Condition” means at the time of determination with respect to any specified transaction or payment, Domestic Availability immediately preceding, and on a pro forma basis on the date thereof and a projected basis for the twelve (12) months immediately following, such transaction or payment was, and is projected to be, equal to or greater than the greater of (a) twenty percent (20%) of the Total Loan Cap and (b) $20,000,000.
          “Bank of America” means Bank of America, N.A., a national banking association, and its successors.
          “Blocked Account” means each deposit account specified by the Agents (other than payroll and other specific deposit accounts as may be acceptable to the Agents) established or maintained by any Loan Party and required by the Agents to be subject to a Blocked Account Agreement.
          “Blocked Account Agreement” means, with respect to a Blocked Account established by a Loan Party with a Blocked Account Bank, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing control of such Blocked Account by the Collateral Agent (or the ABL Agent, as agent for the Collateral Agent) for the benefit of itself and the other Credit Parties.
          “Blocked Account Bank” means Bank of America, N.A., Union Bank, N.A., and each other bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more deposit accounts are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
          “Borrower” has the meaning specified in the introductory paragraph hereto.
          “Borrowing” means the borrowing of Loans made by the Borrower pursuant to Section 2.01.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.
          “Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

          “Capital Expenditures” means, without duplication and with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) capitalized under GAAP, but excluding Capital Lease Obligations incurred by a Person during such period. For purposes of this definition, the purchase price of Equipment that is purchased substantially contemporaneously with the trade-in or sale of similar Equipment or with insurance proceeds therefrom shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted to such Person for the Equipment being traded in by the seller of such new Equipment, the proceeds of such sale or the amount of the insurance proceeds, as the case may be.
          “Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CFC” means (a) a Subsidiary that is a controlled foreign corporation under Section 957 of the Code, (b) a Subsidiary substantially all of the assets of which consist of Equity Interests in Subsidiaries described in clause (a) of this definition, or (c) an entity treated as disregarded for United States federal income tax purposes that owns more than 66% of the voting Equity Interests of a Subsidiary described in clauses (a) or (b) of this definition.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. A Change in Law shall not include the application or effect or any regulations promulgated and any interpretation or other guidance issued in connection with Sections 1471 or 1472 of the Code.
          “Change of Control” means:
          (a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Rhone Capital III L.P. and its Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis or (ii) Rhone Capital III L.P. and its Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis; or
          (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
          (c) any “change in control” as defined in any document governing Material Indebtedness of any Loan Party; or
          (d) the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of the Borrower free and clear of all Liens (other than (i) Liens under the Security Documents and (ii) Liens securing obligations in respect of the ABL Facility), except where such failure is as a result of a transaction permitted by the Loan Documents.
          “Closing Date” means October 27, 2010.
          “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.
          “Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property of any Loan Party that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent (for the benefit of itself and the other Credit Parties).
          “Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
          “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
          “Consent” means (a) actual written consent given by a Lender from whom such consent is sought; or (b) the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice that such Lender objects to such course of action.
          “Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
          “Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Conversion/Continuation Notice” means a notice substantially in the form of Exhibit A hereto.
          “Copyright” has the meaning specified in the Intellectual Property Security Agreement.
          “Copyright Security Agreement” means the Copyright Security Agreement dated as of the Closing Date among certain Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit I or otherwise in a form reasonably satisfactory to the Collateral Agent.
          “Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Arranger, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
          “Credit Party Expenses” means: all reasonable and documented out-of-pocket expenses incurred by any of the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates and the Lenders, in connection with this Agreement and the other Loan Documents, including, without limitation (but, in any event, subject to the limitations described herein below): (a) the reasonable and documented fees, charges and disbursements of (i) counsel for the Administrative Agent, the Collateral Agent and the Arranger (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)), (ii) outside consultants for the Administrative Agent and the Collateral Agent, and (iii) all such out-of-pocket expenses incurred during any workout or restructuring negotiations in respect of the Obligations, and (b) all reasonable and documented out-of-pocket expenses incurred in connection with (i) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the enforcement or protection of their rights in connection with this Agreement or the other Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (iii) any workout or restructuring negotiations in respect of any Obligations.
          “DC Shoes” means DC Shoes, Inc., a California corporation.
          “DC Shoes Business” means the business conducted by DC Shoes, Emerald Coast SAS and DC Shoes Australia Pty. Ltd.
          “Debt Service Charges” means, for any Measurement Period, the sum of (a) Americas Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period, plus (b) the principal amount of all scheduled amortization payments made in cash or required to be made in cash by the Parent or the Americas Subsidiaries on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, any Capital Lease Obligations) during such Measurement Period, in each case determined on an Americas Consolidated basis, in accordance with GAAP, as applicable.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate otherwise applicable to such Loan plus two percent (2%) per annum.
          “Defaulting Lender” means any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (b) has been deemed insolvent or become the subject of any proceeding under any Debtor Relief Law.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction (whether in one transaction or in a series of transactions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, provided, however, that dispositions of assets (other than licenses) in a single transaction or series of related transactions with an aggregate fair market value in any fiscal year of less than $2,500,000 (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $5,000,000 in such next succeeding fiscal year) shall not be deemed to be a Disposition.
          “Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that any Loan Party may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
          “Dollars” and “$” mean lawful money of the United States.
          “Domestic Availability” has the meaning specified in the ABL Credit Agreement as in effect on the date hereof.

          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
          “Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of its Subsidiaries or other Affiliates.
          “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, including established common law, regulations, ordinances, judgments, orders, decrees, governmental restrictions or requirements of any Governmental Authority regulating pollution or the protection of heath or the environment or the release of any Hazardous Materials into the environment.
          “Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost (including any liability for costs of environmental remediation) of the Parent or any of its Subsidiaries arising from or based upon violation of or liability under any Environmental Law including those resulting from (a) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (b) exposure to any Hazardous Materials, or (c) the release or threatened release of any Hazardous Materials into the environment.
          “Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.
          “Equipment” shall mean “equipment”, as defined in the UCC, and shall also mean all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Loan Party’s business, and any and all accessions or additions thereto, and substitutions therefor.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan subject to Title IV of ERISA or notification that a Multiemployer Plan subject to Title IV of ERISA is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under

Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
          “Euro Term Loan Credit Agreement” means that certain Credit Agreement dated as of July 31, 2009 among the Parent, Mountain & Wave, as borrower, the lenders party thereto and Rhône Group L.L.C., as administrative agent for the lenders.
          “Event of Default” has the meaning specified in Section 8.01.
          “Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender, any Participant or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, any (a) taxes imposed on or measured by its overall net income or net profits (however denominated), and any franchise, excise or similar taxes imposed on it in lieu of a net income tax by the taxing authority of any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or any Participant, in which its applicable Lending Office is located, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax, (b) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, (c) taxes imposed on amounts payable to such recipient (x) at the time such Lender or Participant becomes a party to this Agreement (or designates a new Lending Office) or (y) is attributable to such recipient’s failure or inability to comply with its obligations under Section 3.01, and (d) any tax that is attributable to a recipient’s failure or inability to take any action (including entering into an agreement with the IRS), comply with any information gathering or reporting requirements, or to provide the Borrower (with a copy to the Administrative Agent) with appropriate certification, in each case, if such compliance or certificate is required to obtain exemption from any United States federal withholding taxes under Sections 1471 or 1472 of the Internal Revenue Code and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith, other than (A) additional United States federal withholding taxes that may be imposed after the time such recipient becomes a party to the Agreement (or designates a new lending office) as a result of a Change in Law, and (B) in the case of any assignment or transfer by a Lender or Participant, to the extent that such assignor was entitled, at the time of assignment, to receive a Gross-Up Payment pursuant to Section 3.01(a); provided, however, that such assignee shall not be entitled to receive any additional amounts pursuant to Section 3.01 in excess of the amount that such assignor would have been entitled to receive in the absence of such assignment or transfer.
          “Executive Order” has the meaning specified in Section 10.19.
          “Existing Domestic Credit Agreement” means that certain Credit Agreement dated as of July 31, 2009 among the Borrower, the Parent, the lenders party thereto, and Rhône Group L.L.C., as administrative agent for the lenders.
          “Facility Guaranty” means a Guarantee of the Obligations made by a Guarantor in favor of the Administrative Agent, the Collateral Agent and the other Credit Parties, in substantially the form attached hereto as Exhibit E or otherwise in a form reasonably satisfactory to the Administrative Agent.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrower, the Parent, and the Administrative Agent.
          “Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.
          “Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each January, April, July and October of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.
          “Fiscal Year” means any period of twelve (12) consecutive months ending on October 31st of any calendar year.
          “Foreign Assets Control Regulations” has the meaning specified in Section 10.19.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means each Subsidiary other than a Domestic Subsidiary.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “French Credit Agreement” means the Facilities Agreement dated as of July 31, 2009 among, inter alia, Pilot SAS, a Société par Actions Simplifiée, and Na Pali, a Société par Actions Simplifiée, as borrowers, the Parent and Pilot SAS, as original guarantors, and Crédit Lyonnais, BNP Paribas and Société Générale Corporate & Investment Banking, as mandated lead arrangers, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Gross-Up Payment” has the meaning specified in Section 3.01(a).
          “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantor” means the Parent, each Domestic Subsidiary listed on Schedule 1.01 annexed hereto and each other Domestic Subsidiary of any Loan Party that executes and delivers a Facility Guaranty or Facility Guaranty supplement pursuant to Section 6.12.
          “Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other deleterious substance regulated under any Environmental Law.
          “Immaterial Subsidiary” means each Subsidiary of any Loan Party that is not a Material Subsidiary.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

          (c) net obligations of such Person under any Swap Contract;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty (60) days after the date on which such trade account payables were created);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) all Attributable Indebtedness of such Person;
          (g) all obligations of such Person in respect of Disqualified Stock; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning specified in Section 10.04(b).
          “Information” has the meaning specified in Section 10.07.
          “Intellectual Property” has the meaning set forth in the Intellectual Property Security Agreement.
          “Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit G or otherwise in a form reasonably satisfactory to the Collateral Agent.
          “Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such LIBO Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the date that falls every three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Prime Rate Loan, the last Business Day of each calendar quarter and the Maturity Date.
          “Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed, converted into or continued and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Conversion/Continuation Notice; provided that:

          (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
          (iii) no Interest Period shall extend beyond the Maturity Date; and
          (iv) notwithstanding the provisions of clause (iii) no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Rate Loan would be for a shorter period, such Interest Period shall not be available hereunder.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “IP Collateral” has the meaning specified in the Intellectual Property Security Agreement.
          “IRS” means the United States Internal Revenue Service.
          “Laws” means each international, foreign, federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.
          “Lender” has the meaning specified in the introductory paragraph hereto.
          “Lender Affiliate” means, with respect to any Lender, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Lender.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “LIBO Rate” means, for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “LIBO Rate Loan” means a Loan that bears interest at a rate based on the Adjusted LIBO Rate.
          “Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other) or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan” has the meaning specified in Section 2.01.
          “Loan Documents” means this Agreement, each Note, the Security Documents, each Facility Guaranty, the Fee Letter and any other instrument or agreement now or hereafter executed and delivered by any Loan Party in connection herewith.
          “Loan Parties” means, collectively, the Borrower and each Guarantor. “Loan Party” means any one of such Persons.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of the Loan Documents to which it is a party. In determining whether any individual event would result in a Material Adverse Effect for the purposes of determining compliance with any representation, warranty, covenant or event of default under this Agreement, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events subject to such representation, warranty, covenant or event of default would result in a Material Adverse Effect.
          “Material Contract” means, with respect to any Person, each contract to which such Person is a party, the breach or termination of which would (or would be reasonably likely to) result in a Material Adverse Effect. Without limitation of the foregoing, the ABL Credit Agreement and the Senior Note Indenture (for so long as each such agreement is in effect), shall each be deemed a Material Contract.
          “Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $15,000,000. Without limitation of the foregoing, the Indebtedness under the ABL Credit Agreement and the Indebtedness under the Senior Note Indenture (for so long as each such agreement is in effect) shall be deemed Material Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, (x) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof and (y) Indebtedness shall include undrawn committed or available amount and amounts owing to all creditors under any combined or syndicated credit arrangement.

          “Material Subsidiary” means, as of any date, a Subsidiary that (a) has a net worth (excluding in the determination thereof any Indebtedness of such Subsidiary to the Parent or another Subsidiary) of at least 5% of the Parent’s consolidated net worth as of the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, (b) has annual revenue (or annualized revenue in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of the Parent’s consolidated revenue for the 12-month period ended as of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, or (c) has annual net income (or annualized net income in the case of any Person that has not been a Subsidiary for a full year) of at least 5% of the Parent’s consolidated net income for the 12-month period ended as of the most recently ended Fiscal Quarter of the Parent for which financial statements are available. Notwithstanding the foregoing, any Domestic Subsidiary which is required to be or become a Loan Party under the ABL Credit Agreement or which has assets of the type that would constitute “IP Collateral” shall be deemed a Material Subsidiary.
          “Maturity Date” means the earlier of (a) the Termination Date (as defined in the ABL Credit Agreement) and (b) August 27, 2014.
          “Maximum Rate” has the meaning specified in Section 10.09.
          “Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Parent for which financial statements are available.
          “Money Laundering Laws” has the meaning specified in Section 5.18.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mountain & Wave” means Mountain & Wave S.à r.l., a Luxembourg private limited liability company.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
          “Net Proceeds” means, with respect to any applicable Disposition by any Loan Party, the excess, if any, of (a) the sum of cash and cash equivalents received in connection with such Disposition (including any cash or cash equivalents received by any Loan Party by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder and that is repaid (or an escrow is established for the future repayment thereof) in connection with such Disposition (other than Indebtedness under the Loan Documents), (ii) the reasonable and documented out-of-pocket fees and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties, (iii) taxes paid or reasonably estimated to be actually payable in connection therewith, (iv) amounts provided as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), and (v) any liabilities relating to the property subject to such Disposition that are retained by any Loan Party or any of its Subsidiaries.
          “Non-Consenting Lender” has the meaning specified in Section 10.01.

          “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
          “Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs and expenses that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
          “OFAC List” means the list of Specially Designated Nationals and Blocked Persons List of OFAC and Annex I to the United States Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, such taxes imposed as a result of an assignment (other than an assignment that occurs as a result of the Borrower’s request pursuant to Section 3.06(b)).
          “Parent” has the meaning specified in the introductory paragraph hereto.
          “Participant” has the meaning specified in Section 10.06(d).
          “Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
          “Patent” has the meaning specified in the Intellectual Property Security Agreement.
          “Patent Security Agreement” means the Patent Security Agreement dated as of the Closing Date among certain Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit J or otherwise in a form reasonably satisfactory to the Collateral Agent.

          “Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, and (b) the Availability Condition has been satisfied, and (c) the Americas Fixed Charge Coverage Ratio, calculated for the Measurement Period most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.01 is (x) with respect to any Restricted Payment, equal to or greater than 1.15:1.0, immediately preceding, and on a pro forma basis on the date thereof, after giving effect to such dividend or repurchase and (y) with respect to any Investments or Acquisitions or any voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), equal to or greater than 1.1:1.0, in each case, immediately preceding, and on a pro forma basis on the date thereof, after giving effect to such transaction or payment. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Borrower shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clauses (b) and (c) in the preceding sentence on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agents. For all calculations of the Americas Fixed Charge Coverage Ratio during the first year following the First Amendment Effective Date (as defined in the ABL Credit Agreement), Americas Consolidated Interest Charges relating to the Term Loans (as defined in the ABL Credit Agreement) shall be calculated based on the amount of cash interest that would have been expended had the Term Loans (as defined in the ABL Credit Agreement) been at a $20,000,000 principal balance for the applicable Measurement Period or, if less, the actual principal amount of Term Loans (as defined in the ABL Credit Agreement) outstanding during such Measurement Period or any portion thereof.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “PCAOB” means the Public Company Accounting Oversight Board.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisition” means an Acquisition by any Loan Party or any Subsidiary thereof in which all of the following conditions are satisfied:
     (a) No Default exists at the time of or immediately after giving effect to the consummation of such Acquisition;
     (b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
     (c) In the case of a Permitted Acquisition, or a series of related Permitted Acquisitions, involving consideration in the aggregate in excess of $10,000,000, the Borrower shall have furnished the Administrative Agent with at least thirty (30) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the documents, instruments and agreements contemplated to be executed in connection with such Acquisition

(and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on an Americas Consolidated basis), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent in its reasonable discretion;
     (d) After giving effect to such Acquisition, if such Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;
     (e) Any assets acquired shall be utilized in, and if such Acquisition involves a merger, amalgamation, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Loan Party under this Agreement;
     (f) The business and assets acquired in such Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);
     (g) No Indebtedness shall be incurred or assumed by any Loan Party in connection with or as a result of such Acquisition (other than Permitted Indebtedness); and
     (h) The Loan Parties shall have satisfied the Payment Conditions with respect to such Acquisition.
          “Permitted Amendment/Refinancing” means, in respect of any Indebtedness, any amendments, restatements, refinancings, refundings, renewals, extensions or replacements of such Indebtedness; provided that (i) the principal amount of such Indebtedness is not increased at the time of such amendment, restatement, refinancing, refunding, renewal, extension or replacement except by an amount equal to any premium or other amount paid, interest then due, and fees and expenses incurred, in connection with such amendment, restatement, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder, (ii) the result of such amendment, restatement, refinancing, refunding, renewal, extension or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the terms relating to collateral (if any) and subordination (if any), financial covenants, mandatory prepayments, events of default, and interest, fees and other amounts payable, of any such amended, restated, refinanced, refunded, renewed, extended or replacement Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of the agreements and instruments governing the Indebtedness being so amended, restated, refinanced, refunded, renewed, extended or replaced, provided that the foregoing shall not prevent any payment in the form of equity securities (not constituting Indebtedness) in consideration of any such amendment, restatement, refinancing, refunding, renewal, extension or replacement.
          “Permitted Disposition” means any of the following:
          (a) Dispositions of inventory in the ordinary course of business;

          (b) licenses and sublicenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, other than, unless the Administrative Agent consents thereto, outbound licenses of any Intellectual Property (i) related to the Quiksilver, Roxy or DC Shoes tradenames which would result in a Material Adverse Effect on the value of the IP Collateral, or (ii) related to other material trademarks which would result in a Material Adverse Effect on the value of the IP Collateral;
          (c) licenses for the conduct of licensed departments within Stores in the ordinary course of business;
          (d) Dispositions of equipment and other assets (including abandonment of or other failures to maintain, preserve, renew, protect or keep in full force and effect Intellectual Property) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the reasonable business judgment of a Loan Party, no longer used or necessary in its business;
          (e) Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;
          (f) Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;
          (g) Dispositions of Real Estate (or of any Person or Persons created to hold such Real Estate or the equity interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as (i) such sale is made for fair market value; (ii) at least 75% of the consideration from such Disposition is in the form of cash or cash equivalents; and (iii) an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.04(b);
          (h) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business, consistent with past practices;
          (i) leases, subleases or space leases (and terminations of any of the foregoing), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries, taken as a whole;
          (j) Dispositions of cash, cash equivalents and Permitted Investments described in clauses (a) through (i) of the definition of “Permitted Investments” contained in this Agreement, in each case on ordinary business terms and, to the extent constituting a Disposition, the making of Permitted Investments;
          (k) any Disposition of Real Estate to a Governmental Authority as a result of the condemnation of such Real Estate as long as an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.04(b);
          (l) Dispositions of property (other than Intellectual Property) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

          (m) to the extent constituting a Disposition, (i) transactions permitted by Section 7.04, (ii) Restricted Payments permitted by Section 7.06 and (iii) Liens permitted by Section 7.01;
          (n) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements as long as an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.04(b); and
          (o) other Dispositions, as long as (i) such Disposition is made for fair market value; (ii) at least 75% of the consideration from such Disposition is in the form of cash or cash equivalents; (iii) with respect to any Disposition of the DC Shoes Business, the provisions of Section 2.04(c) are complied with, and (iv) an amount equal to the Net Proceeds of such Disposition are applied to the Loans to the extent required by Section 2.04(b); provided that, if an Event of Default has occurred and is continuing, the Loan Parties shall not consummate any Disposition of the DC Shoes Business without the prior written consent of the Administrative Agent.
          “Permitted Encumbrances” means any of the following:
          (a) Liens imposed by law for Taxes that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 6.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not yet due or are being contested in compliance with Section 6.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations, other than any Lien imposed by ERISA;
          (d) deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) Liens in respect of judgments that do not constitute an Event of Default hereunder;
          (f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent and its Subsidiaries, taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the ordinary conduct of business of the Parent and its Subsidiaries, taken as a whole;
          (g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed other than after-acquired property affixed or incorporated thereto and proceeds or products thereof, (ii) the amount secured or benefited thereby is not increased except to the extent permitted hereunder, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted hereunder;
          (h) Liens on fixed or capital assets acquired by any Loan Party securing purchase money Indebtedness permitted hereunder of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness permitted hereunder assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness permitted hereunder that do not increase the outstanding principal amount thereof so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred and eighty (180) days after such acquisition (other than refinancing thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits;
          (i) Liens under the Security Documents for the benefit of the Credit Parties;
          (j) landlords’ and lessors’ Liens in respect of rent not in default for more than thirty (30) days;
          (k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and other Permitted Investments, provided that such Liens (i) attach only to such Investments or other Investments held by such broker or dealer and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
          (l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
          (m) Liens (if any) arising from precautionary UCC filings regarding “true” operating leases or consignment of goods to a Loan Party;
          (n) voluntary Liens on property in existence at the time such property is acquired pursuant to a Permitted Investment or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Investment; provided that such Liens are not incurred in connection with, or in anticipation of, such Permitted Investment and do not attach to any other assets of any Loan Party or any Subsidiary;
          (o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods;
          (p) Liens (i) on cash advances in favor of the seller of any property to be acquired in any Permitted Acquisition or other Permitted Investment to be applied against the purchase price for such Permitted Acquisition or other Permitted Investment, (ii) consisting of an agreement to transfer any property in a Permitted Disposition, in each case, solely to the extent such Acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien, and (iii) on any cash earnest money deposits made by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (q) any interest or title of a lessor or sublessor under leases or subleases or secured by a lessor’s or sublessor’s interests under leases entered into by the Parent or any of its Subsidiaries in the ordinary course of business;
          (r) Liens in favor of the licensor or sublicensor in respect of inbound licensing or sublicensing of Intellectual Property in the ordinary course of business;
          (s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Parent or any of its Subsidiaries;
          (t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;
          (u) Liens arising out of sale and leaseback transactions permitted hereunder and securing Permitted Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Permitted Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder);
          (v) Liens securing Indebtedness in respect of the ABL Credit Agreement; provided such Liens (to the extent such Liens encumber Collateral) are subject to the ABL Intercreditor Agreement (or, in the case of any refinancing thereof permitted hereunder, another intercreditor agreement containing terms that are at least as favorable to the Credit Parties as those contained in the ABL Intercreditor Agreement) and the Indebtedness secured by such Liens is permitted to be incurred pursuant to clause (a)(i) of the definition of “Permitted Indebtedness”;
          (w) leases or subleases granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;
          (x) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods (in each case, to the extent such items constitute Permitted Indebtedness);
          (y) outbound licenses of Intellectual Property permitted under clause (b) or (e) of the definition of “Permitted Dispositions”; and
          (z) other Liens securing obligations outstanding in an aggregate principal amount not to exceed $10,000,000.
          “Permitted Indebtedness” means any of the following:

          (a) (i) Indebtedness in respect of the ABL Credit Agreement and any refinancings, refundings, renewals, extensions or replacements thereof; provided that (A) the aggregate principal amount of any Indebtedness in respect of the ABL Credit Agreement or any refinancing, refunding, renewal, extension or replacement thereof shall not exceed $250,000,000 at any time or (B) any Indebtedness in respect of the ABL Credit Agreement or any refinancing, refunding, renewal, extension or replacement thereof shall not have an earlier maturity date than the ABL Facility in effect on the date hereof or a decreased weighted average life than the ABL Facility in effect on the date hereof and (ii) any other Indebtedness outstanding on the date hereof and listed on Schedule 7.03(a) hereto and, in the case of the foregoing clause (ii), any Permitted Amendment/Refinancing thereof;
          (b) the Obligations;
          (c) Indebtedness permitted to be incurred pursuant to the Senior Note Indenture (as in effect on the date hereof (and without regard to any waivers or consents that may be obtained thereunder after the date hereof) (for the avoidance of doubt, any Indebtedness, that reduces the availability of borrowing baskets under the terms of the Senior Note Indenture shall reduce the availability of such baskets for purposes of this clause (c) as well)); and
          (d) other Indebtedness; provided, that, at the time of incurrence of such Indebtedness the Americas Leverage Ratio shall not exceed 5.00 to 1.00, calculated for the Measurement Period most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.01 after giving pro forma effect to such incurrence of Indebtedness (and application of proceeds therefrom) as if such Indebtedness had been incurred (and such proceeds were applied) on the first day of such Measurement Period.
          “Permitted Investments” means any of the following:
          (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
          (b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated, at the time of acquisition thereof, at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;
          (c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated, at the time of acquisition thereof, as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;
          (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above at the time of acquisition thereof or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
          (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or province or territory of Canada, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;
          (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;
          (g) marketable short-term money market and similar securities or funds having, at the time of acquisition thereof, a rating of at least A-2 from S&P (or, if at any time S&P shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);
          (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest primarily in one or more of the types of securities described in clauses (a) through (g) above;
          (i) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made;
          (j) Investments existing on the Closing Date and set forth on Schedule 7.02, and any modification, renewal or extension thereof; provided that, the amount of any Investment permitted pursuant to this clause is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by Section 7.02;
          (k) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, and (iii) by any Loan Party in any Subsidiary that is not a Loan Party; provided that all such Investments pursuant to this clause (iii) shall not exceed $10,000,000 in the aggregate at any one time outstanding, exclusive of any Investments in any Subsidiary organized under the laws of Japan for purposes of refinancing, or providing a Guarantee by the Parent in respect of, Indebtedness of any such Subsidiary, which shall not exceed $10,000,000 in the aggregate at any one time outstanding;
          (l) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof; (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties; and (iii) Investments in, or for purposes of funding, Quiksilver Brazil JV and QS Mexico Holdings to the extent required or contemplated by the applicable joint venture agreement; provided that all such Investments made pursuant to this clause (iii) shall not exceed $20,000,000 in the aggregate;

          (m) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
          (n) Guarantees constituting Permitted Indebtedness;
          (o) Investments in Swap Contracts not prohibited hereunder; provided that such obligations are (or were) entered into in the ordinary course of business for the purposes of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;
          (p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (q) (i) advances of payroll payments to employees in the ordinary course of business and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided, however, that an individual’s use of a cashless exercise procedure to pay the exercise price and required tax withholding (or either of them) in connection with his exercise of a compensatory option to purchase Equity Interests issued by the Parent shall not give rise to a loan or advance for the purposes of this clause (q) to the extent that all funds representing full payment of such option exercise price and required tax withholding are actually remitted to the Parent before the close of business on either (x) the date of exercise of the stock option or (y) the date of issuance of the Equity Interests pursuant to the option exercise;
          (r) Investments constituting Permitted Acquisitions and earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;
          (s) capital contributions made by any Loan Party to another Loan Party;
          (t) Investments received by any Loan Party from purchasers of any assets pursuant to Permitted Dispositions;
          (u) Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party pursuant to a Permitted Acquisition or other Permitted Investment or as a result of a fundamental change transaction in accordance with Section 7.04 so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such fundamental change transaction;
          (v) Guarantees of leases (other than Capital Lease Obligations or Synthetic Lease Obligations) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
          (w) Investments consisting of Dispositions permitted under Section 7.05;
          (x) purchases of inventory, supplies and materials and, to the extent a Permitted Disposition under clause (b) or (e) of the definition of “Permitted Disposition”, the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

          (y) Investments consisting of an intercompany loan or capital contribution made to Mountain & Wave on the Closing Date in an amount not to exceed in the aggregate the amount necessary to repay obligations outstanding under the Euro Term Loan Credit Agreement immediately prior to the funding of the Loans on the Closing Date;
          (z) other Investments in an aggregate amount not the exceed $10,000,000 at any time outstanding; and
          (aa) other Investments as long as the Payment Conditions are satisfied at the time of consummation thereof.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA including, for purposes of clarity, a Pension Plan and a Multiemployer Plan) established, maintained or contributed to by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Pledge Agreement” means the Pledge Agreement dated as of the Closing Date among the Loan Parties party thereto and the Collateral Agent, in substantially the form attached hereto as Exhibit H or otherwise in a form reasonably satisfactory to the Collateral Agent.
          “Prime Rate" means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) or (c) the Adjusted LIBO Rate for a one month interest period as determined on such day plus one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Prime Rate Loan” means a Loan that bears interest at a rate based on the Prime Rate.
          “Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party or any Subsidiary, including all easements, rights-of-way, and similar rights relating thereto.
          “Register” has the meaning specified in Section 10.06(c).
          “Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

          “Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Loans; provided that the portion of the aggregate outstanding principal amount of all Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Loan Party’s stockholders, partners or members (or the equivalent of any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Loan Party or any Americas Subsidiary shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Loan Party or such Americas Subsidiary.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended and in effect from time to time.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
          “Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit F or otherwise in a form reasonably satisfactory to the Collateral Agent.
          “Security Documents” means the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Blocked Account Agreements, and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien on any asset of any Loan Party to secure any of the Obligations.
          “Senior Note Indenture” means the Indenture, dated as of July 22, 2005, between the Parent, as issuer, and Wilmington Trust Company, as trustee, in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Parent or any Subsidiary in connection therewith, and any refinancings, refundings, renewals, extensions or replacements of any of the foregoing; provided that (i) the amount of Indebtedness thereunder is not increased at the time of such refinancing, refunding, renewal, extension or replacement except by an amount equal to a premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and (ii) the result of such refinancing, refunding, extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness.
          “Senior Notes” means the senior unsecured notes issued by the Parent pursuant to the Senior Note Indenture.
          “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees or other contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.
          “Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Termination Date” means the earlier to occur of (i) the Maturity Date and (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII.
          “Total Loan Cap” has the meaning specified in the ABL Credit Agreement as in effect on the date hereof.
          “Trademark” has the meaning specified in the Intellectual Property Security Agreement.
          “Trademark Security Agreement” means the Trademark Security Agreement dated as of the Closing Date among certain Loan Parties and the Collateral Agent, in substantially the form attached hereto as Exhibit K or otherwise in a form reasonably satisfactory to the Collateral Agent.
          “Trading with the Enemy Act” has the meaning specified in Section 10.19.
          “Type” means, with respect to the portion of any Loan outstanding, its character as a Prime Rate Loan or a LIBO Rate Loan.

          “UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “United States” and “U.S.” mean the United States of America.
          “Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
               (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
               (b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

               (c) Article and Section headings used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.
               (d) Any other undefined term contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meaning provided for such term in the Uniform Commercial Code as in effect in the State of New York to the extent the same are used or defined therein.
          1.03 Accounting Terms.
               (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
               (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          1.06 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.
ARTICLE II
THE COMMITMENTS AND LOANS
          2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Commitment in immediately available funds in accordance with instructions provided by the Borrower. The aggregate amount of the Loans shall not exceed the Aggregate Commitments. The Loans made on the Closing Date shall be LIBO Rate Loans with an initial Interest Period of three (3) months.
          2.02 Reserved.
          2.03 Conversions or Continuations of Loans.
               (a) The conversion of Loans from one Type to another or the continuation of Loans as any Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each Conversion/Continuation Notice (whether telephonic or written) shall specify (i) whether the request is for a conversion of Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Type of Loans to which existing Loans are to be converted, and (iv) if applicable, the duration of the Interest Period with respect thereto. If the request fails to specify a Type of or if the Borrower fails to give a timely notice of a conversion or continuation of a LIBO Rate Loan, then the applicable Loans shall be made as, or converted to Prime Rate Loans. Any such automatic conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a conversion to, or continuation of LIBO Rate Loans in any such Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
               (b) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Lenders.
               (c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Prime Rate Loans are outstanding, the Administrative Agent shall notify the Borrower of any change in Bank of America’s prime rate used in determining the Prime Rate promptly following the public announcement of such change.
               (d) After giving effect to the Borrowing set forth in Section 2.01, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to the Loans.
          2.04 Prepayments.
               (a) The Borrower may, upon notice to the Administrative Agent, at any time and from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Prime Rate Loans; (ii) any voluntary prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any voluntary prepayment of Prime Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
               (b) If the aggregate Net Proceeds received by the Loan Parties on account of Dispositions of any property or assets of a Loan Party described in clauses (g), (k), (n) and (o) of the definition of Permitted Disposition exceeds $15,000,000 in any Fiscal Year, then the Borrower shall prepay the Loans in an amount equal to such excess, no later than three (3) Business Days after receipt by any Loan Party of such Net Proceeds, in each case without premium or penalty; provided, however, that such prepayment shall not be required to the extent that such Net Proceeds have been utilized to prepay the loans or cash collateralize other obligations under the ABL Credit Agreement. Notwithstanding the foregoing, in the case of a Disposition of the DC Shoes Business, an amount equal to the Net Proceeds may be utilized first, to prepay loans and/or cash collateralize other obligations under the ABL Credit Agreement; second, to prepay the loans then outstanding under Facility A (as defined under the French Credit Agreement); and third, to prepay the Loans.
               (c) Prior to the entering into of a letter of intent between the Borrower or the Parent and any other Person to purchase the DC Shoes Business, the Borrower shall prepay the Loans (without premium or penalty) in an amount equal to the amount (if any) by which the principal amount of the Loans then outstanding exceeds $12,000,000.
               (d) If at any time the outstanding amount of the Loans exceeds forty-five (45%) percent of the appraised liquidation value of the Loan Parties’ tradenames and brands (as determined pursuant to the most recent appraisal (if any) conducted pursuant to Section 6.10(b) hereof), the Borrower shall promptly (and, in any event, no later than one (1) Business Day following notice thereof by the Administrative Agent) prepay the Loans (without premium or penalty) in the amount of such excess.
               (e) The Borrower shall prepay the Loans in an amount equal to the Net Proceeds received by a Loan Party on account of any other event that results in a mandatory prepayment of the loans under the ABL Credit Agreement (other than any mandatory prepayment relating to overadvance or borrowing base matters under the ABL Credit Agreement) no later than three (3) Business Days after receipt by any Loan Party of such Net Proceeds, in each case without premium or penalty; provided, however, that such prepayment shall not be required to the extent that such Net Proceeds have been utilized to prepay the loans or cash collateralize other obligations under the ABL Credit Agreement.
               (f) The Borrower shall prepay the Loans in full, without premium or penalty, upon the occurrence of a Change of Control.
               (g) Prepayments made pursuant to (i) Section 2.04(a) shall be applied, unless otherwise directed by the Borrower, to the remaining scheduled installments of principal due in respect of the Loans under Section 2.05(a) in direct order of maturity, and (ii) Section 2.04(b), (c), (d), (e) and (f) shall be applied to the remaining scheduled installments of principal due in respect of the Loans under Section 2.05(a) in direct order of maturity and, in each case, then, if applicable, to the remaining principal balance of the Loans.
          2.05 Repayment of Loans.

               (a) In addition to the mandatory prepayment provisions set forth in Section 2.04 above, the Borrower shall repay the Loans in an amount (as adjusted from time to time pursuant to Section 2.04(g)) equal to $1,500,000 on June 30 and December 31 of each year, commencing June 30, 2011, until such time as the principal balance of the Loans is reduced to $14,000,000.
               (b) The Borrower shall repay to the Administrative Agent, for the account of the Lenders, on the Termination Date the aggregate principal amount of Loans outstanding on such date. Once repaid or prepaid, Loans may not be reborrowed.
          2.06 Interest.
               (a) Subject to the provisions of Section 2.06(b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin; and (ii) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin.
               (b) (i) If any amount payable under this Agreement is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a per annum rate equal to the Default Rate to the fullest extent permitted by applicable Laws.
               (ii) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Loans shall thereafter bear interest at a per annum rate equal to the Default Rate to the fullest extent permitted by applicable Laws for so long as such Event of Default is continuing.
               (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand.
               (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          2.07 Fees.
     The Borrower shall pay to the Administrative Agent for its own account and the account of the Lenders, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
          2.08 Computation of Interest and Fees. All computations of interest for Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

          2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent (who shall notify the Borrower), the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Any failure to so attach or endorse, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor (subject to adjustment in the case of any assignments of such Lender’s Commitments), at such Lender’s expense.
          2.10 Payments Generally; Administrative Agent’s Clawback.
               (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.
               (b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

               (c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
               (d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably, provided that:
               (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
               (b) the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          3.01 Taxes.
               (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made (the “Gross-Up Payment”), (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. Notwithstanding the foregoing, the Borrower shall not be obligated to make any portion of the Gross-Up Payment that is (A) attributable to withholding taxes that could have been avoided by the delivery of the properly completed and executed documentation required by subsection (e) of this Section 3.01, (B) governed by subsection (h) of this Section 3.01 or (C) attributable to the Administrative Agent’s or any such Lender’s or Participant’s own willful misconduct or gross negligence.
               (b) Payment of Other Taxes by the Borrower. Without limiting or duplicating the provisions of subsection (a) above, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
               (c) The Borrower shall indemnify the Administrative Agent or each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any assessment of Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section (other than such penalties or interest arising through the gross negligence or willful misconduct of the Administrative Agent or such Lender). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
               (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other reasonable documentation evidencing such payment.
               (e) Status of Lenders. Any non-U.S. Lender or Participant that is entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall not be entitled to the Gross-Up Payment unless and until such Lender or Participant delivers to the Borrower (with a copy to the Administrative Agent) (or, in the case of a Participant, to the Lender granting the participation only), such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Participant, if requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender granting the participation), shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Participant is subject to backup withholding or information reporting requirements. Furthermore, each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
               (f) United States Withholding Taxes. Without limiting the provisions of subsection (d) of this Section 3.01, any Lender or Participant that is entitled to an exemption from, or reduction of, United States withholding tax shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) in such number of copies as shall be requested by the recipient on or prior to the date on which such Lender or Participant becomes a Lender or Participant under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent or Lender granting the participation), whichever of the following is applicable:

               (i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
               (ii) duly completed copies of IRS Form W-8ECI,
               (iii) duly completed copies of IRS Form W-8IMY (with proper attachments,
               (iv) in the case of a Lender or Participant that is entitled to claim the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a statement of the Lender or Participant, signed under penalty or perjury, to the effect that such Lender or Participant is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or Form W-8IMY (with proper attachments)
               (v) duly completed copies of IRS Form W-9, or
               (vi) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower (or Lender granting the participation) to determine the withholding or deduction required to be made, including information relating to compliance with Section 1471 or 1472 of the Code and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith.
               (g) Sale or Transfer. If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender, or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Loan Parties to such Lender or Participant, such Lender or Participant agrees to notify the Administrative Agent (or, in the case of a sale of a participation interest, the Lender granting the participation) of the percentage amount in which it is no longer the beneficial owner of Obligations of Loan Parties to such Lender or Participant. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s or such Participant’s documentation provided pursuant to subsections (e) or (f) of this Section 3.01 as no longer valid. With respect to such percentage amount, such Participant or assignee may provide new documentation, pursuant to subsections (e) or (f) of this Section 3.01, as applicable.
               (h) Indemnification by Lenders/Participants. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold the Administrative Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by the Administrative Agent (or, in the case of a Participant, the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent (or, in the case of a Participant, the Lender granting the participation) under this Section 3.01, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.
               (i) Exemption or Reduction of Taxes. If a Lender or Participant is entitled to a reduction with respect to any Indemnified Taxes or Other Taxes, the Administrative Agent or the Borrower (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or Participant an amount equivalent to the applicable Indemnified Tax or Other Tax after taking into account such reduction. If the forms or other documentation required by subsection (d), (e), or (f) of this Section 3.01, as applicable, are not delivered to the Administrative Agent or the Borrower (or, in the case of a Participant, the Lender granting the participation) may withhold from any interest payment to such Lender or Participant not providing such forms or other documentation an amount equivalent to the applicable reduction in Indemnified Tax or Other Tax.
               (j) Treatment of Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred in connection with such refund of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than such penalties, interest, or other charges imposed as a result of the willful misconduct or gross negligence of the Administrative Agent hereunder) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding the foregoing, upon the reasonable request of the Borrower, a Lender or the Administrative Agent as applicable, shall in its sole discretion, exercised in good faith, use reasonable efforts to cooperate with the Borrower with a view to obtaining a refund of any Taxes with respect to which the Borrower has paid any Gross-Up Payment pursuant to this Section 3.01 and which the Borrower, reasonably believes were not correctly or legally asserted by the relevant Governmental Authority.
               (k) As of the date hereof, the Parent is treated as a corporation for U.S. federal income tax purposes.
3.02 Illegality.
     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Prime Rate Loans to LIBO Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such

Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Prime Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
          3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan, or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (or upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into either a request for a Borrowing of Prime Rate Loans in the amount specified therein.
          3.04 Increased Costs; Reserves on LIBO Rate Loans.
               (a) Increased Costs Generally. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or
               (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (in each case, except for taxes imposed by way of withholding or deduction, Indemnified Taxes, Other Taxes and amounts relating to the foregoing, which shall be governed solely and exclusively by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);
and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender and delivery of the certificate contemplated by Section 3.04(c), the Borrower will pay to such Lender, within ten (10) days following receipt of such certificate by the Borrower, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
               (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has had, or would have, the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon delivery of the certificate contemplated by

Section 3.04(c), the Borrower will pay to such Lender or such Lender’s holding company, as the case may be, within ten (10) days following receipt of such certificate by the Borrower, such additional amount or amounts as will compensate such Lender or such Lender’s holding company, as the case may be, for any such reduction suffered.
               (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, and the method for calculating such amount or amounts, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
               (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).
               (e) Reserves on LIBO Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that, the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
          3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any LIBO Rate Loan made to the Borrower on a day other than the last day of the Interest Period for such LIBO Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBO Rate Loan on the date or in the amount notified by the Borrower; or
          (c) any assignment of a LIBO Rate Loan made to the Borrower on a day other than the last day of the Interest Period therefor as a result of a request by the pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower.
          3.06 Mitigation Obligations; Replacement of Lenders.
               (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, it being understood that the Borrower shall be given a reasonable opportunity to agree to reimburse such costs, and/or expenses.
               (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
          3.07 Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO LOANS
          4.01 Conditions of Loans. The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:
               (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, and each properly executed by a Responsible Officer of the signing Loan Party (if applicable):
               (i) executed counterparts of this Agreement;
               (ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;
               (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party (including approvals by the board of directors or similar governing body of each Loan Party) and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
               (iv) copies of each Loan Party’s Organization Documents and a certificate of good standing (where applicable, or such other customary functionally equivalent certificates or abstracts, to the extent available in the applicable jurisdiction) of such Loan Party’s jurisdiction of organization;
               (v) a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to customary matters relating to the Loan Documents as the Administrative Agent may reasonably request;
               (vi) a certificate signed by a Responsible Officer of the Borrower, certifying that, as of the Closing Date after giving effect to the transactions contemplated hereby, the Borrower and its Subsidiaries on a consolidated basis are Solvent;
               (vii) a payoff letter from the agent for the lenders under the Existing Domestic Credit Agreement in customary form, evidencing that the Existing Domestic Credit Agreement has been, or concurrently with the Closing Date is being, terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Domestic Credit Agreement have been, or concurrently with the Closing Date are being, released;
               (viii) a payoff letter from the agent for the lenders under the Euro Term Loan Credit Agreement in customary form, evidencing that the Euro Term Loan Credit Agreement has been, or concurrently with the Closing Date is being, terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Euro Term Loan Credit Agreement have been, or concurrently with the Closing Date are being, released;
               (ix) all Uniform Commercial Code financing statements required by Law to create or perfect the Liens intended to be created under the Loan Documents, which shall have been filed, or submitted to the Collateral Agent in a form for filing, in the appropriate jurisdictions;
               (x) the Security Documents set forth on Schedule 4.01(a)(x) hereto, and certificates (if applicable) evidencing any stock being pledged under the Pledge Agreements on the Closing Date, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;
               (xi) all other Loan Documents set forth on Schedule 4.01(a)(xi) hereto, each duly executed by the applicable Loan Parties;
               (xii) certificate of a Responsible Officer of the Borrower and the Parent confirming that borrowing, guaranteeing or securing, as appropriate, the

Obligations in the manner contemplated by this Agreement and the other Loan Documents executed on the Closing Date does not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded;
               (xiii) an appraisal of the tradename/brand of the Loan Parties from an appraiser and of a value reasonably satisfactory to the Administrative Agent; and
               (xiv) results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably close to the Closing Date) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases have been made.
               (b) The Administrative Agent and the Collateral Agent shall have become party to the ABL Intercreditor Agreement.
               (c) There shall exist no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Borrower or the Parent, threatened that (i) would reasonably be expected to (A) have a material adverse effect on the business, assets, operations, properties, performance or condition (financial or otherwise) of the Parent and its subsidiaries, taken as a whole, or of the Borrower and its subsidiaries, taken as a whole, (B) adversely affect the ability of the Loan Parties to perform their obligations under the Loan Documents in any material respect, or (C) adversely affect the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents in any material respect; or (ii) purports to adversely affect in any material respect the financing of the Loans or prevent the anticipated use of the proceeds thereof.
               (d) Since April 30, 2010, there shall not have been any event or occurrence that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
               (e) All necessary governmental and material third party consents and approvals to the transactions contemplated by this Agreement to occur on the Closing Date shall have been obtained.
               (f) All fees and expenses required to be paid by the Borrower to any of the Administrative Agent or the Arranger on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid by the Borrower to the Lenders on or before the Closing Date shall have been paid in full, including reasonable and documented fees of counsel (provided that the charges of counsel shall be limited to the reasonable and documented fees of one primary counsel and one local counsel in each relevant jurisdiction) for the Administrative Agent (to the extent invoiced prior to the Closing Date).
               (g) The Administrative Agent shall have concluded any legally-required background checks and other investigations to ensure compliance with the Patriot Act and anti-money laundering laws.
               (h) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and the Administrative Agent shall have received a certification thereof by a Responsible Officer of the Borrower.
               (i) No Default shall exist, or would result from the Loans or from the application of the proceeds thereof, and the Administrative Agent shall have received a certification thereof by a Responsible Officer of the Borrower.
               (j) The Parent or its Subsidiaries shall not be a party to any binding agreement to dispose of IP Collateral or the DC Shoes Business outside of the ordinary course of business.
               (k) The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:
          5.01 Existence, Qualification and Power. Each Loan Party (a) is a corporation, limited liability company, private limited liability company, partnership or limited partnership, duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, in each case as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of organization, its state of organization, organization type, organization number, if any, issued by its state of organization, and its federal employer identification number.
          5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under or permit any holder thereof to accelerate or require the repurchase of, (i) any Material Indebtedness to which such Person is a party in a manner which would reasonably be expected to result in a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in a manner which would reasonably be expected to result in a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens under the Security Documents and other Permitted Encumbrances); or (d) violate any Law in a manner which would reasonably be expected to result in a Material Adverse Effect.

          5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents, (b) such as have been obtained or made and are in full force and effect, and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
          5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          5.05 Financial Statements; No Material Adverse Effect.
               (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
               (b) The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated April 30, 2010, and the related Consolidated statements of income or operations and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
               (c) Since April 30, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
               (d) The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ reasonable estimate of their future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).
               (e) Except as disclosed in the notes to the Consolidated financial statements of Parent and Subsidiaries as of, and for the 12 months ended, October 31, 2009 as filed with the SEC, or as disclosed in any filing by Parent with the SEC under the Securities Exchange Act of 1934 since October

31, 2009 or as set forth on Schedule 5.05, and except for liabilities incurred in the ordinary course of business since July 31, 2010, there are no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, are material to the Parent and its Subsidiaries, taken as a whole, or to the Borrower and its Subsidiaries, taken as a whole.
          5.06 Ownership of Property; Liens. Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or where failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good title to, valid leasehold interests in, or valid licenses to use all personal property and assets necessary for or used in the conduct of its business, except where failure to have such title, interest or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party is subject to no Liens, other than Permitted Encumbrances.
          5.07 Taxes. Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable; provided that no Loan Party need pay any such tax or assessment if such amount is being contested in good faith by appropriate proceedings, for which adequate reserves have been provided in accordance with GAAP, as to which taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement, other than any tax sharing agreement between or among such Loan Party (or any Subsidiary thereof) and any Affiliate of such Loan Party (or any Subsidiary thereof).
          5.08 ERISA Compliance.
               (a) Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification; (iii) the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; (iv) no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan; (v) there exists no accumulated funding deficiency with respect to any Plan, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA; and (vi) no Loan Party has failed to make any contribution or payment to any Plan, or made any amendment to any Plan, which has resulted, or could reasonably be expected to result, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) of the Code.
               (b) There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. As of the date hereof, there is no pending or, to the knowledge of the Loan

Parties threatened, litigation or governmental investigations or proceedings relating to the Plans, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect
               (c) Except as would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
          5.09 Disclosure. No financial statement, certificate or other factual written information (excluding projections, forward-looking information and information of a general economic or general industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and taken as a whole) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).
          5.10 Compliance with Laws. Each of the Loan Parties is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties or, to the knowledge of the Loan Parties, none of any director, officer, agent or employee of the Loan Parties is currently subject to any U.S. sanctions administered by OFAC or appears on the OFAC List.
          5.11 Compliance with Sarbanes-Oxley Act. Each of the Loan Parties is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 (including, without limitation, Section 402 thereof), except in such instances in which (a) such requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          5.12 Intellectual Property. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect: (a) the Loan Parties own, or possess sufficient rights to use, all of the Intellectual Property that is necessary for or used in the operation of their respective businesses as currently conducted, without, to the knowledge of the Borrower, violation of the rights of any other Person, (b) none of the Intellectual Property owned by a Loan Party is subject to any outstanding order, judgment, award or decree limiting or adversely affecting such Loan Party’s use thereof or rights thereto in connection with its business as currently conducted and, to the knowledge of the Borrower, all of the rights of the Loan Parties in and to such Intellectual Property are valid and enforceable and all such

Intellectual Property that is registered or issued is subsisting, and (c) to the knowledge of the Borrower (i) the conduct of such Loan Party’s business does not infringe upon, dilute, misappropriate or otherwise violate any rights held by any other Person, and (ii) no other Person is infringing upon, diluting, misappropriating or otherwise violating any Intellectual Property of the Loan Parties. The Intellectual Property owned by each Loan Party is not subject to any Liens, other than Permitted Encumbrances. No claim, litigation, arbitration, opposition, cancellation or other proceeding against any Loan Party concerning the ownership, validity, registerability, enforceability, infringement, dilution, misappropriation or other violation of the use of or the licensed right to use any Intellectual Property is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          5.13 Labor Matters. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; and (b) and the Parent’s Subsidiaries have complied with all obligations to consult with their workers’ counsels in connection with the transactions contemplated to occur on or before the Closing Date.
          5.14 Security Documents.
               (a) The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Administrative Agent and the other Credit Parties, a valid and enforceable security interest in the Collateral (as defined in the Security Agreement), and the Intellectual Property Security Agreement creates in favor of the Collateral Agent, for the benefit of the Administrative Agent and the other Credit Parties, a valid and enforceable security interest in the IP Collateral (as defined in the Intellectual Property Security Agreement), in each case the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The UCC financing statements and other filings delivered by the Loan Parties on the Closing Date are in appropriate form for filing in the applicable offices. Upon such filings and/or the obtaining of “control” (as such term is defined in the UCC) to the extent required by the Loan Documents (and, in the case of Intellectual Property that is issued by, or registered or applied for in, the United States Patent and Trademark Office or the United States Copyright Office and constituting IP Collateral, the filing and recordation of the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office and the Copyright Security Agreement with the United States Copyright Office, the Collateral Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected in the United States by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, patents, patent applications and copyrights acquired by the Loan Parties after the date hereof).
               (b) Notwithstanding anything to the contrary herein, the Loan Parties shall have no obligation to perfect Liens in the IP Collateral or any other Intellectual Property in any jurisdiction other than the United States.
          5.15 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any property of any Parent or any of its Subsidiaries, except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto; (b) there are no outstanding releases of Hazardous Materials in, on, under or from any property of the Parent or any of its Subsidiaries in violation of applicable Environmental Law; (c) there is no violation of Environmental Laws, or with permits issued pursuant thereto by Parent or any of its Subsidiaries which has not been fully resolved; (d) none of the Parent or any of its Subsidiaries has received any written notice that remains outstanding from any Person (including but not limited to a Governmental Authority) alleging liability of the Parent or any of its Subsidiaries under any Environmental Law.
          5.16 Absence of Insolvency Proceedings. As of the Closing Date, neither the Parent nor any of its Subsidiaries has instituted or consented to the institution of any proceeding under any Debtor Relief Law, and no proceeding under any Debtor Relief Law relating to it or to all or any material part of its property has been instituted without its consent.
          5.17 Capitalization. Schedule 5.17 sets forth, as of the Closing Date (after giving effect to the transactions to occur on the Closing Date), the ownership of the Borrower and each Guarantor (other than the Parent), after giving effect to the transactions contemplated hereby.
          5.18 Compliance with Money Laundering Laws. The operations of the Loan Parties are conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all jurisdictions in which any of them operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party with respect to the Money Laundering Laws which would be expected to have a Material Adverse Effect is pending or, to the best knowledge of the Loan Parties, threatened.
          5.19 No Default. As of the Closing Date, none of the Parent or any of its Subsidiaries will be in material default under any Indebtedness.
          5.20 Litigation.
     There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby to occur on the Closing Date, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          5.21 Insurance.
     The properties of the Loan Parties and their Americas Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Americas Subsidiary operates. Schedule 5.21 sets forth a summary of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.21 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.
          5.22 Margin Regulations; Investment Company Act.

               (a) None of the proceeds of the Loans shall be used directly or indirectly for any purpose that would entail a violation of Regulations T, U, or X issued by the FRB.
               (b) None of the Loan Parties is, or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          5.23 Deposit Accounts.
     Annexed hereto as Schedule 5.23 is a list of all deposit accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each deposit account and in each case as of the Closing Date: (i) the name of the depository; (ii) the account number(s) maintained with such depository; and (iii) the identification of each Blocked Account.
          5.24 Customer and Trade Relations.
     There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations except to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect.
          5.25 Material Contracts.
     Schedule 5.25 sets forth a list of all Material Contracts to which any Loan Party is a party as of the Closing Date (other than the Loan Documents and the ABL Loan Documents). The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
          5.26 Casualty.
     Neither the businesses nor the properties of any Loan Party or any of its Americas Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
ARTICLE VI
AFFIRMATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations for which a claim has not then been asserted), the Loan Parties shall:
          6.01 Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender):
               (a) within ninety (90) days after the end of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared in accordance with

GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) an Americas Consolidated and consolidating balance sheet of the Parent and the Americas Subsidiaries as at the end of such Fiscal Year, and the related Americas Consolidated and consolidating statements of income or operations of the Parent and the Americas Subsidiaries and Americas Consolidated cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (to the extent available), such consolidating statements to be certified by a Responsible Officer of the Borrower or the Parent to the effect that such statements are fairly stated in all material respects;
               (b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof (if applicable), (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, such Consolidated statements to be certified by a Responsible Officer of the Parent or the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and (ii) an Americas Consolidated and consolidating balance sheet of the Parent and the Americas Subsidiaries as at the end of such Fiscal Quarter, and the related Americas Consolidated and consolidating statements of income or operations of the Parent and the Americas Subsidiaries and an Americas Consolidated cash flows for such Fiscal Quarter and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof (to the extent available), (B) the corresponding Fiscal Quarter of the previous Fiscal Year (to the extent available) and (C) the corresponding portion of the previous Fiscal Year (to the extent available), such Americas Consolidated statements to be certified by a Responsible Officer of the Borrower or the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and the Americas Subsidiaries as of the end of such Fiscal Quarter;
               (c) within thirty (30) days after the end of each Fiscal Year of the Parent, forecasts prepared by management of the Parent and the Borrower, in form reasonably satisfactory to the Administrative Agent, of Americas Consolidated balance sheets, statements of income or operations and cash flows, and Availability projections of the Parent and the Americas Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and promptly after they become available, any significant revisions to such forecast with respect to such Fiscal Year; and
               (d) upon the request of the Administrative Agent, copies of any reports and other written information delivered to the administrative agent under the ABL Credit Agreement and any agent under the French Credit Agreement, and to the lenders or their respective agents under the credit facilities of certain Subsidiaries of the Parent organized in Japan and Australia.
          6.02 Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender):

               (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower or the Parent;
               (b) promptly upon receipt, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with any annual or interim audit of any of them;
               (c) promptly after the same are available, copies of each financial statement or other report which any Loan Party files with the SEC and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
               (d) within the time periods required by the Intellectual Property Security Agreement, such notifications as are required pursuant to the provisions of the Intellectual Property Security Agreement; and
               (e) promptly, such additional information regarding the financial condition or operations of any Loan Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b), or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          6.03 Notices. Promptly, and in any event within five (5) Business Days after any Responsible Officer of any Loan Party obtains knowledge thereof, notify the Administrative Agent:
               (a) of the occurrence of any Default;
               (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
               (c) of the occurrence of any ERISA Event;
               (d) any material change in accounting policies or financial reporting practices by any Loan Party;
               (e) any change in the Parent’s senior executive officers;

               (f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;
               (g) any collective bargaining agreement to which a Loan Party becomes a party;
               (h) the filing of any Lien for unpaid Taxes against any Loan Party in excess of $500,000; and
               (i) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed.
Each notice pursuant to clauses (a) through (e) of this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower or the Parent setting forth details of the event or occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
          6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.
          6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05; (c) preserve, renew, maintain and protect its Intellectual Property in accordance with the requirements of the Intellectual Property Security Agreement; and (d) maintain in all material respects the quality of products and services offered under any material trademark or service mark at a level that is equal to or better than the level of quality associated with such products and services as of the date hereof unless the Loan Party that owns the applicable material trademark or service mark determines in its reasonable business judgment that the standard of quality shall be modified and takes reasonable measures to ensure that all licensed users of such trademarks or service marks employ substantially similar standards of quality.
          6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          6.07 Maintenance of Insurance.

               (a) Maintain with financially sound and reputable insurance companies (which insurance companies are not Affiliates of the Loan Parties), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
               (b) (i) fire and extended coverage policies maintained with respect to any Collateral shall name the Administrative Agent as a loss payee; (ii) commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. Business interruption policies shall name the Administrative Agent as a loss payee; and (iii) the certificates evidencing each such policy referred to in this Section 6.07(b) shall also provide that should such policy be canceled, (A) by reason of nonpayment of premium such insurer shall provide not less than thirty (30) days’ prior written notice thereof to the Administrative Agent or (B) for any other reason such insurer shall provide not less than thirty (30) days’ prior written notice thereof to the Administrative Agent.
          6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
          6.09 Books and Records; Accountants. Maintain proper books of record and account, in which entries that are true and correct in all material respects and in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties.
          6.10 Inspection Rights; Appraisal of Tradenames.
               (a) Permit representatives and independent contractors of the Administrative Agent (acting in consultation with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.
               (b) At the Loan Parties’ cost and expense, permit appraisals of the tradenames and brands of the Loan Parties from time to time as reasonably requested by the Administrative Agent by an appraiser reasonably satisfactory to the Administrative Agent.
               (c) Notwithstanding anything to the contrary in this Section 6.10, none of the Parent or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information unless and until the Administrative Agent executes an appropriate non-disclosure agreement, (ii) in respect of which disclosure to the Administrative Agent (or any representative) is then prohibited by Law or any agreement binding on the Parent or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

          6.11 Use of Proceeds. Use the proceeds of the Loans (a) to repay obligations of the Parent and its Subsidiaries under the Existing Domestic Credit Agreement and the Euro Credit Agreement, (b) if applicable, to make a capital contribution or intercompany loan to Mountain & Wave as permitted pursuant clause (y) of the definition of Permitted Investments to repay obligations of Mountain & Wave under the Euro Term Loan Credit Agreement, (c) to finance transaction fees and expenses related hereto, and (d) for other general corporate purposes of the Loan Parties and their Subsidiaries, in each case to the extent not prohibited by the Loan Documents.
          6.12 Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Material Subsidiary of any Loan Party which is a Domestic Subsidiary or a Canadian Subsidiary, and promptly thereafter (and in any event within thirty (30) days or such longer period as the Administrative Agent may agree): (a) cause any such Person which is a Domestic Subsidiary that is a Wholly Owned Subsidiary and not an Immaterial Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Facility Guaranty (or a counterpart or supplement thereto), (ii) grant a Lien on such Person’s assets to secure the Obligations to the extent required by, and subject to the limitations set forth in, the Security Documents, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if reasonably requested by the Administrative Agent, customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)); and (b) if any Equity Interests or Indebtedness of such Person are owned by any Loan Party, such Loan Party shall pledge such Equity Interests and promissory notes evidencing such Indebtedness (if any) to the extent and in the manner and format required by the Pledge Agreement or the Security Agreement; provided that, in the case of any such Person that is a Foreign Subsidiary that is a CFC no more than 66% of the total combined voting power of all classes of stock entitled to vote in or of such Person shall be pledged or similarly hypothecated pursuant to this Section 6.12. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise permitted by this Agreement.
          6.13 Information Regarding the Collateral. Furnish to the Administrative Agent at least ten (10) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business; (iii) any Loan Party’s organizational type or jurisdiction of organization; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue following such change, to have a valid, legal and perfected security interest in the Collateral for its own benefit and the benefit of the other Credit Parties (to the extent a security interest in such Collateral can be perfected by the filing of a financing statement under the UCC).
          6.14 Environmental Laws. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) conduct its operations in compliance with all Environmental Laws; (b) obtain and renew all Environmental Permits required for its operations; and (c) implement any and all investigation, remediation, removal and response actions to prevent or remediate the release of any Hazardous Materials on, at, or from any of its Real Estate, except where a requirement of Environmental Law is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties or any of its Subsidiaries with respect to such circumstances in accordance with GAAP.
          6.15 Further Assurances.

               (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Administrative Agent may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties and to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement.
               (b) If any material personal property assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Administrative Agent thereof (in the case of IP Collateral, solely with respect to Intellectual Property which is the subject of a registration or application with the United States Patent and Trademark Office or the United States Copyright Office and within the time frames set forth in Section 6.02(d)), and the Loan Parties will cause such assets to be subjected to a perfected Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Administrative Agent to grant and perfect such Liens, in each case to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.15(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.15(b) if such transaction was not otherwise permitted by this Agreement.
               (c) If, after the Closing Date, any Loan Party acquires a fee interest in real property located in the United States with a fair market value of $5.0 million or more (other than to the extent such real property was financed through the incurrence of any Indebtedness permitted by Section 7.03), such Loan Party shall notify the Administrative Agent and, if requested by Required Lenders or Administrative Agent, take such actions and execute such documents as the Administrative Agent shall reasonably require to create a mortgage Lien on such real property.
          6.16 Post-Closing Matters. Take the actions set forth on Schedule 6.16 by the applicable date set forth for each such action thereon.
          6.17 Material Contracts.
     In each case, exclusive of the ABL Loan Documents or the Senior Note Indenture or any other Material Contract relating to Material Indebtedness, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (other than expirations pursuant to the terms thereof), and enforce each such Material Contract in accordance with its terms.
ARTICLE VII
NEGATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations for which a claim has not been asserted):
          7.01 Liens. No Loan Party shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than, as to all of the above, Permitted Encumbrances.

          7.02 Investments. No Loan Party shall make any Investments, except Permitted Investments.
          7.03 Indebtedness. No Loan Party shall, nor shall it permit any Americas Subsidiary to, incur any Indebtedness, except Permitted Indebtedness. The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 7.03 will not constitute an incurrence of Indebtedness. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on (i) for existing Indebtedness, the relevant exchange rate applied for purposes of preparing the most recent balance sheet filed by the Parent with the SEC, and (ii) for the Indebtedness being incurred, the relevant currency exchange rate in effect on the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased based on the relevant exchange rate applied for purposes of preparing the most recent balance sheet filed by the Parent with the SEC.
          7.04 Fundamental Changes. No Loan Party shall merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to, or immediately after giving effect to, any action described below or would result therefrom:
               (a) (i) any Loan Party (other than the Parent) or any Subsidiary which is a Loan Party may merge or consolidate with or into any other Subsidiary which is a Loan Party, provided that in any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person, and (ii) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party other than the Parent;
               (b) any Loan Party may consummate any of following transactions, provided that such transaction is otherwise permitted as a Permitted Investment, Permitted Acquisition or Permitted Disposition: (i) any Subsidiary which is not a Loan Party may merge or consolidate with or into a Loan Party, provided that a Loan Party shall be the continuing or surviving Person and that any Indebtedness incurred as a result of such fundamental change is Permitted Indebtedness, and (ii) so long as no Default exists or would immediately result therefrom, any Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that a Loan Party is the surviving Person; and
               (c) any Guarantor (other than the Parent) may liquidate or dissolve or change its legal form if the Parent determines in good faith that such action is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders.
          7.05 Dispositions. No Loan Party shall make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than any Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents.

          7.06 Restricted Payments. No Loan Party shall declare or make any Restricted Payment, except:
               (a) any Loan Party may make Restricted Payments to any other Loan Party;
               (b) any Loan Party may declare and make dividend payments or other distributions payable solely in its Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03);
               (c) to the extent constituting Restricted Payments, the Loan Parties may enter into and consummate transactions permitted by Section 7.02 or 7.04;
               (d) in the case of the Parent, repurchases of Equity Interests in the Parent deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
               (e) the Parent may pay for and otherwise effect the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent by any employee, director or officer of the Parent or any of its Subsidiaries pursuant to any equity plan, stock option plan or any other benefit plan or any agreement with any employee, director or officer of the Parent or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (e) shall not exceed $5,000,000 in any fiscal year;
               (f) any Loan Party may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion; and
               (g) any Restricted Payments permitted under the Senior Notes Indenture as in effect on the date hereof (and without regard to any waivers or consents that may be obtained thereunder after the date hereof); provided that no such payments made to a Subsidiary or the shareholders thereof that is not an Americas Subsidiary shall exceed $10,000,000 in the aggregate at any one time outstanding when aggregated with any Investments made under clause (k) of the definition of “Permitted Investments”.
          7.07 Prepayments of Subordinated Indebtedness. No Loan Party shall voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except refinancings and refundings of such Subordinated Indebtedness to the extent permitted hereunder.
          7.08 Change in Nature of Business. No Loan Party shall engage in any line of business substantially different from the lines of business conducted by such Loan Party on the date hereof or any business reasonably related, ancillary, complementary or incidental thereto.
          7.09 Transactions with Affiliates. No Loan Party shall enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties as would be obtainable by the Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties not prohibited hereunder; (b) transactions not otherwise prohibited hereunder between or among the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction; (c) Restricted Payments permitted under Section 7.06; (d) the transactions occurring on the Closing Date and the payment of fees and expenses related thereto; (e) the issuance of Equity Interests in the Parent to any officer, director, employee or consultant of the Parent or any of its Subsidiaries; (f) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement; (g) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent or any of its Subsidiaries; (h) any issuances of securities of the Parent (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Parent) of the Parent or any of its Subsidiaries; or (i) any transfers by or among Affiliates to pay tax liabilities.
          7.10 Burdensome Agreements. No Loan Party shall enter into or permit to exist any Contractual Obligation (other than (w) the Senior Note Indenture, (x) this Agreement or any other Loan Document or (y) the ABL Credit Agreement or any document relating thereto, that limits the ability (i) of any Loan Party to make Restricted Payments to any Loan Party or (ii) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent under the Loan Documents; provided, however, that none of the foregoing shall prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness described under clauses (h) and (u) of the definition of Permitted Encumbrances permitted hereunder solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (B) customary anti-assignment provisions in contracts restricting the assignment thereof or in contracts for the Disposition of any assets or any Person, provided that the restrictions in any such contract shall apply only to the assets or Person that is to be Disposed of; (C) customary provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease; (D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are not prohibited hereunder; (E) customary restrictions arising under licenses and other contracts entered into in the ordinary course of business to the extent permitted hereunder; (F) customary restrictions under Guarantees of the Parent in connection with the French Credit Agreement; (G) Contractual Obligations which (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not materially expand the scope of such Contractual Obligation in an manner adverse to the Lenders; or (H) Contractual Obligations which are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary.
          7.11 ERISA. No Loan Party shall, and each Loan Party shall ensure that each ERISA Affiliate shall not (a) terminate any Plan so as to incur any liability to the PBGC, (b) fail to pay to any Plan any material contribution which it is obligated to pay under the terms of such Plan for a period of 30 days, or (c) allow or suffer to exist any ERISA Event to the extent that the occurrence or nonoccurrence of such event or condition is within the control of any Loan Party or ERISA Affiliate and would reasonably be expected to result in a Material Adverse Effect.
          7.12 Amendment of Organization Documents and Material Documents. No Loan Party shall amend, modify or waive any Loan Party’s rights under its Organization Documents or any Material Contract (other than any Loan Document) or Material Indebtedness (other than on account of any refinancing or other amendment or modification permitted hereunder) (a) in a manner materially adverse to the Credit Parties or (b) in any manner that would cause a Material Adverse Effect.

          7.13 Fiscal Year. No Loan Party shall change the Fiscal Year of any Loan Party without the prior consent of the Administrative Agent, except as required by GAAP.
          7.14 Financial Covenants.
               (a) Minimum Americas Interest Coverage Ratio. The Loan Parties shall not permit Americas Interest Coverage Ratio for any Measurement Period, calculated as of the last day of any Measurement Period ending on any of the dates specified below, to be less than the correlative amount indicated. Thereafter, on or before forty-five (45) days after the end of each Fiscal Year of the Parent, the Administrative Agent, in consultation with the Loan Parties, shall reset the required minimum Americas Interest Coverage Ratio for each Fiscal Quarter of the then Fiscal Year based on projections provided by the Loan Parties pursuant to Section 6.01(c) hereof, which ratio for each applicable Measurement Period shall be reset by the Administrative Agent using substantially the same methodology and reasoning as used in determining the minimum Americas Interest Coverage Ratios set forth below.

Measurement Period Ending	Americas Interest Coverage Ratio
October 31, 2010	1.53
January 31, 2011	1.27
April 30, 2011	1.19
July 31, 2011	1.11
October 31, 2011	1.13
               (b) Maximum Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding (i) in the aggregate for the Parent and its Americas Subsidiaries during each Fiscal Quarter or Fiscal Year, as applicable, set forth below, the amount set forth opposite such Fiscal Quarter or Fiscal Year, as applicable; provided that, so long as no Event of Default has occurred and is continuing, any portion, not to exceed $5,000,000, for the Fiscal Quarter ending October 31, 2010, if not expended in such Fiscal Quarter, may be carried over for expenditure in the next following Fiscal Year, and (ii) in addition to the amounts set forth in clause (i) above with respect to the Fiscal Year of the Parent ending October 31, 2011, additional Capital Expenditures in an amount not to exceed $5,000,000 in the aggregate for the Parent and its Americas Subsidiaries for such Fiscal Year; provided that, such additional Capital Expenditures permitted to be made under this clause (ii) shall be made only for a specific purpose specified by the Borrower in writing to the Administrative Agent within thirty (30) days after the Closing Date and for no other purpose. On or before forty-five (45) days after the end of each Fiscal Year of the Parent, the Administrative Agent, in consultation with the Loan Parties, shall reset the maximum Capital Expenditures for the then Fiscal Year based on projections provided by the Loan Parties pursuant to Section 6.01(c) hereof, which amounts shall be reset by the Administrative Agent using substantially the same methodology and reasoning as used in determining the maximum Capital Expenditures set forth in the table below.

Fiscal Quarter or Fiscal Year Ending	Maximum Capital Expenditures
Fiscal Quarter ending October 31, 2010	$6,800,000
Fiscal Year ending October 31, 2011	$39,400,000
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

               (a) Non-Payment. The Borrower or any other Loan Party fails to pay when and as required to be paid herein: (i) any amount of principal of any Loan, or (ii) any interest on any Loan, which failure continues for three (3) Business Days, or (iii) any other amount payable hereunder or under any other Loan Document, which failure continues for five (5) Business Days; or
               (b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 2.04(c) or Article VII; or
               (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or
               (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document shall be incorrect or misleading in any material respect when made or deemed made; or
               (e) Cross-Default; Cross-Acceleration. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due, after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Material Indebtedness; (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness (excluding Indebtedness under the French Credit Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (excluding Indebtedness under the French Credit Agreement) (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case prior to its stated maturity; provided that any such failure is unremedied and is not waived by the holders of such Indebtedness; provided, further, that the foregoing clause (i)(B) shall not apply to (x) secured Indebtedness of a Loan Party or a Subsidiary that becomes due upon the sale or transfer by such Loan Party or Subsidiary of the property or assets securing such Indebtedness, or (y) scheduled payments, defeasances or redemptions of Indebtedness on the dates set forth in the instruments and agreements governing such Indebtedness; or (C) fails to observe or perform any other agreement or condition relating to the French Credit Agreement or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or permit to cause, the lenders thereunder, with the giving of notice if required, to declare the Indebtedness under the French Credit Agreement due and payable prior to its stated maturity; provided that any such failure related to a non-payment agreement or condition is unremedied and not waived by the lenders thereunder for 30 days following the relevant date on which the failure occurred; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $15,000,000; provided that such failure is unremedied and is not waived by the applicable counterparty to such Swap Contract; or
               (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary but including any group of two or more Immaterial Subsidiaries that on a combined basis would be, as of the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, a Material Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is otherwise appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
               (g) Judgments. There is entered against any Loan Party or any Subsidiary thereof one or more final judgments for the payment of money in an aggregate amount (as to all such final judgments) exceeding $10,000,000 (to the extent (i) not covered by independent third-party insurance or (ii) not paid) and such final judgment is not, within sixty (60) days after the entry thereof, satisfied, vacated, discharged or execution thereof stayed or bonded pending appeal, or such judgment is not satisfied, vacated or discharged prior to the expiration of any such stay; or
               (h) ERISA. (i) One or more ERISA Events occur with respect to a Plan which individually or in the aggregate has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000 or which would reasonably be expected to result in a Material Adverse Effect; or
               (i) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any Subsidiary not to be, a valid and (to the extent required by the Security Documents and this Agreement) perfected Lien on any Collateral (other than an immaterial portion of the Collateral), with the priority required by the applicable Security Document other than pursuant to the terms hereof or thereof (including as a result of a transaction permitted under Section 7.04 or 7.05) except to the extent resulting from the failure of the Administrative Agent or the Collateral Agent to file UCC continuation statements or to maintain “control” (as such term is defined in the UCC), as applicable; or
               (j) Guaranty. The termination or attempted termination by any Loan Party of any Facility Guaranty except as expressly permitted or contemplated hereunder or under any other Loan Document; or
               (k) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective except in accordance with its terms; or (ii) the Borrower or any other Loan Party shall disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
          8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
               (a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
               (b) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;
provided, however, that upon the entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under the Bankruptcy Code of the United States of America, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
          No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
          8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
          First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
          Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
          Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
          Fifth, to payment of all other Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them; and
          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDERS
          9.01 Appointment and Authority.
               (a) Each Lender hereby irrevocably designates Bank of America, N.A. as Administrative Agent and also as Collateral Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders each hereby (a) irrevocably authorizes each of the Administrative Agent and the Collateral Agent (i) to enter into the Loan Documents to which it is a party, and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (b) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Administrative Agent and the Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall they have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent or the Collateral Agent.
               (b) The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).
          9.02 Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Agents and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agents hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

          9.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
               (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
               (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agents shall not be required to take any action that, in their respective opinion or the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and
               (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
The Agents shall not be liable to any Credit Party for any action taken or not taken by them (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
          The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties or a Lender. In the event that any Agent obtains such actual knowledge or receives such a notice, it shall give prompt notice thereof to each of the other Lenders. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem advisable in the best interest of the Credit Parties. In no event shall any Agent be required to comply with any such directions to the extent that such Agent believes that its compliance with such directions would be unlawful.
          The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any Agent.
          9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities as the Agent.
          9.06 Resignation of Agents. Any Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall, unless an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Borrower (whose consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.
          9.07 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent.
          9.08 No Other Duties, Etc. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, no Person who is or becomes an Arranger shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.
          9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
               (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Section 10.04) allowed in such judicial proceeding; and
               (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Collateral Agent, and Collateral Agent agrees, at its option and in its discretion:
               (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified by the Required Lenders in accordance with Section 10.01;

               (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and
               (c) to release any Guarantor from its obligations under any Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Collateral Agent at any time, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and Lien granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
          9.11 Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans and Commitments for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.
          9.12 Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Collateral Agent and each other Lender as agent for the purpose of perfecting Liens for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
          9.13 Indemnification of Agents. The Lenders shall indemnify the Agents (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable under this Section 9.13 for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          9.14 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.
          9.15 Defaulting Lender.

               (a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, and such failure is not cured within two (2) Business Days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal. Such decision-making and participation rights shall be restored only upon the payment by the Defaulting Lender of the expenses or other amounts as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.06(b) hereof from the date when originally due until the date upon which any such amounts are actually paid.
               (b) Each Defaulting Lender shall indemnify the Administrative Agent, the Collateral Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent, Collateral Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to perform its obligations under the Loan Documents.
          9.16 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent and the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders.
ARTICLE X
MISCELLANEOUS
          10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent, with the Consent of the Required Lenders), and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
               (a) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or fees due to the Lenders (or any of them) hereunder or under any of the other Loan Documents without the written Consent of each Lender entitled to such payment (whose consent shall be sufficient therefor without the consent of the Required Lenders);
               (b) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fee payable hereunder, without the written Consent of each Lender entitled to such amount (whose consent shall be sufficient therefor without the consent of the Required Lenders); provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or other amounts at the Default Rate;

               (c) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;
               (d) change any provision of this Section or reduce the percentage specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;
               (e) except as permitted hereunder or under any other Loan Document (including pursuant to a transaction permitted under Section 7.04 or Section 7.05), release, or limit the liability of, the Borrower without the written Consent of each Lender; or
               (f) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;
and, provided further, that no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and, provided further, that no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder.
          If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
          10.02 Notices; Effectiveness; Electronic Communications.
               (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
               (i) if to the Loan Parties or the Administrative Agent or Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
               (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
               (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it in writing, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes in writing, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
               (c) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Administrative Agent. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
               (d) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
          10.04 Expenses; Indemnity; Damage Waiver.
               (a) Costs and Expenses. The Borrower shall pay all Credit Party Expenses.
               (b) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding Taxes, which shall be governed by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iii) any claims of, or amounts paid by any Credit Party to any Person which has entered into a control agreement with any Credit Party hereunder, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee.
               (c) Reimbursement by Lenders. Without limiting their obligations under Section 9.13 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(c).
               (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
               (e) Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation) therefor.
               (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment of any Loan by any Lender, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
          10.05 Reinstatement; Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          10.06 Successors and Assigns.
               (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
                    (i) Minimum Amounts.

                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it, or in the case of an assignment to an Eligible Assignee, no minimum amount need be assigned; and
                    (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
                    (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
                    (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
                    (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to an Eligible Assignee of the type described in clauses (a) and (b) of the definition thereof; and
                    (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender or an Affiliate of a Lender.
                    (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

               (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and Participants and the Commitments of, and principal amounts of and stated interest thereon of the Borrowing owing to, each Lender and Participant pursuant to the terms hereof from time to time (the “Register”). The Borrowing is a registered obligation and the right, title and interest of any Lender, Participant or its assignees in and to such Obligation shall be transferable only upon notation of such transfer in the Register. The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any regulations promulgated thereunder (and any other relevant or successor provisions of the Code or such regulations).
               (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant’s participation is recorded in the Register as set forth in Section 10.06(c) as though it were a Lender.
               (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant complies, for the benefit of the Loan Parties, with Section 3.01(e), (f) or (g), as applicable, as though it were a Lender.
               (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

               (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation).
          For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such obligation by such disclosure). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
          10.08 [Reserved].
          10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous letters of intent, commitment letters, agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality agreement. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Agreement.
          10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and the Lenders, regardless of any investigation made by the Administrative Agent or any Lenders or on their behalf and notwithstanding that the Administrative Agent and the Lenders may have had notice or knowledge of any Default at the time of making the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been asserted) shall remain unpaid or unsatisfied. Further, the provisions of Article III, Article IX and Section 10.04 all survive and remain in full force and effect after the termination of this Agreement or any provision hereof and repayment of all of the Obligations (including, without limitation, those arising under Article III, Article IX and Section 10.04) hereunder.
          10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at the Borrower’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

               (a) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);
               (b) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
               (c) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          10.14 Foreign Subsidiaries. Notwithstanding any provision of any Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), (i) no more than 66% of the total combined voting power of all classes of stock entitled to vote in or of any CFC shall be pledged or similarly hypothecated to guarantee or support any Obligation of the Borrower, (ii) no CFC shall guarantee or support any Obligation of the Borrower and (iii) no security or similar interest shall be granted in the assets of any CFC, which security or similar interest guarantees or supports any Obligation of the Borrower. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 10.14 shall be void ab initio.
          10.15 Governing Law; Jurisdiction; Etc.
               (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
               (b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWER AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWER AND THE PARENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

               (c) WAIVER OF VENUE. EACH OF THE BORROWER AND THE PARENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE BORROWER AND THE PARENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
               (d) SERVICE OF PROCESS. EACH OF THE BORROWER AND THE PARENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
               (e) ACTIONS COMMENCED BY LOAN PARTIES. EACH OF THE BORROWER AND THE PARENT AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
          10.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of the Borrower and the Parent acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, as the case may be, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the transaction contemplated hereby and the process leading to such transaction, each Credit Party is and has been acting solely as a principal and except as otherwise expressly agreed, is not acting as an advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the Parent hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties based upon or relating to any allegation that a Credit Party owes such Loan Party and its affiliates and representatives (and their respective affiliates) any fiduciary duty with respect to any of the transactions contemplated hereby, and agrees, to the fullest extent permitted by law, that no Credit Party, or any of its Affiliates, managed funds or Affiliate-managed funds will have any liability (whether direct or indirect) in respect of any claim for breach of fiduciary duty to any such person or any other Person with respect to any of the transactions contemplated hereby, including any stockholders, employees or creditors asserting a claim derivatively, in any such Person’s name or otherwise on its behalf.
          10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          10.19 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Parent or any of its Subsidiaries (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
          10.20 Time of the Essence. Time is of the essence of the Loan Documents.
          10.21 Press Releases.

               (a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Lender or Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to such Lender or Administrative Agent and without the prior written consent of such Lender or Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with such Lender or Administrative Agent before issuing such press release or other public disclosure.
               (b) Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Parent or its Subsidiaries without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Borrower before issuing such press release or other public disclosure. Subject to the foregoing, each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
          10.23 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          10.24 Attachments. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits (other than the ABL Intercreditor Agreement) and the provisions of this Agreement, the provisions of this Agreement shall prevail.
          10.25 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the ABL Intercreditor Agreement), the provision contained in this Agreement shall govern and control. Unless otherwise defined therein, all capitalized terms contained in any exhibit or schedule attached to this Agreement shall have the meanings assigned to such terms in this Agreement.
          10.26 Right of Setoff.
     If an Event of Default shall have occurred and be continuing, each Lender and its Lender Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Lender Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations existing under this Agreement or any other Loan Document then due and owing to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Lender Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Lender Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

QUIKSILVER AMERICAS, INC., as the Borrower
By:
Name:
Title:

QUIKSILVER, INC., as a Guarantor
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Lender
By:
	Name:	Stephen Garvin
	Title:	Managing Director

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